As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-134520
Registration No. 333-134521
Registration No. 333-163302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134520
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134521
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163302

UNDER THE SECURITIES ACT OF 1933
________________________
CPI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-3142681
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Communications & Power Industries 2000 Stock Option Plan
CPI International, Inc. 2004 Stock Incentive Plan
CPI International, Inc. 2006 Employee Stock Purchase Plan
CPI International, Inc. 2006 Equity and Performance Incentive Plan
(Full titles of the Plans)
________________________

Joel A. Littman
c/o CPI International, Inc.
811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Eileen T. Nugent, Esq.
Kenneth M. Wolff, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of CPI International, Inc. (the "Company") on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the "Registration Statements"):

•
Registration Statement No. 333-134520, registering (i) 904,441 shares of the Company's common stock, par value $0.01 ("Company Common Stock"), under the Communications & Power Industries 2000 Stock Option Plan, (ii) 1,989,757 shares of Company Common Stock under the CPI International, Inc. 2004 Stock Incentive Plan and (iii) 760,000 shares of Company Common Stock under the CPI International, Inc. 2006 Employee Stock Purchase Plan;

•	Registration Statement No. 333-134521, registering 1,401,144 shares of Company Common Stock under the CPI International, Inc. 2006 Equity and Performance Incentive Plan; and
•	Registration Statement No. 333-163302, registering 1,400,000 shares of Company Common Stock under the CPI International, Inc. 2006 Equity and Performance Incentive Plan.

On February 11, 2011, the Company completed its merger with Catalyst Acquisition, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of CPI International Acquisition, Inc. (f/k/a Catalyst Holdings, Inc.) ("Parent"), a Delaware corporation, whereby Merger Sub merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of November 24, 2010, among the Company, Parent and Merger Sub (the "Merger Agreement"). The consummation of the Merger and certain related events were disclosed in the Company's Current Report on Form 8−K, as filed with the Securities and Exchange Commission (the "SEC") on February 16, 2011.

Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company, Parent and Merger Sub) was converted into the right to receive $19.50 in cash, without interest. At the effective time of the Merger, holders of Company Common Stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the merger consideration).

Except as provided below, (i) each option to purchase Company Common Stock granted under the Company's equity compensation plans outstanding immediately prior to the effective time of the Merger vested and was canceled at the effective time of the Merger (or, in certain cases, immediately following the effective time of the Merger) in exchange for a cash payment equal to the excess, if any, of $19.50 over the per−share exercise price of such option and (ii) each restricted stock award and restricted stock unit award granted under the Company's equity compensation plans that was outstanding immediately prior to the effective time of the Merger was canceled at the effective time of the Merger in exchange for a payment, in cash, equal to $19.50 (less, in each case, applicable withholding amounts).

With respect to options to purchase Company Common Stock, restricted stock awards and restricted stock unit awards granted after the date of the Merger Agreement, only 25% of such options, restricted stock and restricted stock units were treated as described above and the remaining 75% of such options, restricted stock and restricted stock units were cancelled without consideration.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and (in accordance with the undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company's Current Report on Form 8−K filed with the SEC on November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 11, 2011.

CPI INTERNATIONAL, INC.

By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer, Treasurer &
Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ O. Joe Caldarelli	Chief Executive Officer	February 11, 2011
O. Joe Caldarelli	(Principal Executive Officer)

/s/ Joel A. Littman	Chief Financial Officer, Treasurer & Secretary	February 11, 2011
Joel A. Littman	(Principal Financial and Accounting Officer)

/s/ Robert B. McKeon	Director	February 11, 2011
Robert B. McKeon

/s/ Hugh D. Evans	Director	February 11, 2011
Hugh D. Evans

/s/ Ramzi M. Musallam	Director	February 11, 2011
Ramzi M. Musallam

/s/ Jeffrey P. Kelly	Director	February 11, 2011
Jeffrey P. Kelly